BELITE BIO / 1 Issuer Free Writing Prospectus dated April 25, 2022 Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333 - 264134 Mission for Vision Tom Lin, CEO Email / tomlin@belitebio.com Slowing the Progression of Macular Degeneration

BELITE BIO / 2 This presentation has been prepared by Belite Bio, Inc (the “Company”) solely for information purposes . This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever . Specifically, this presentation does not constitute a “prospectus” within the meaning of the U . S . Securities Act of 1933 , as amended (the “Securities Act”) . This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company . No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the “SEC”) or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder . Any public offering of the Company’s securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act . The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company’s business and industry . Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the offering memorandum . The prospectus will be made publicly available in due course and can be obtained free of charge from the SEC’s website at www . sec . gov . Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified . No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein . By attending this presentation, participants acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation . This presentation speaks as of the date hereof . The information presented or contained in this presentation is subject to change without notice . Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date . This presentation contains statements that constitute forward - looking statements within the meaning of Section 27 A of the Securities Act and Section 21 E of the Securities Exchange Act of 1934 , as amended . These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company . These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” “anticipates,” “believes,” “confident” or words of similar meaning . Such forward - looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward - looking statements as a result of various factors and assumptions, many of which are beyond the Company’s control . The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward - looking statements to reflect future events or circumstances . By attending this presentation, participants agree not to remove this document, or any materials provided in connection herewith, from the conference room where such documents are provided . Participants agree further not to photograph, copy or otherwise reproduce these materials in any form or pass on these materials to any other person for any purpose . Participants must return this presentation and all other materials provided in connection herewith to the Company at the completion of the presentation . Disclaimer

Offering Summary

Issuer	Belite Bio, Inc
Headquarters	San Diego, California USA
Transaction Type	Initial Public Offering of American Depositary Shares (“ADS”)
Exchange/Ticker	Nasdaq Capital Market / BLTE
ADSs Offered	6,000,000 (100% Primary)
Price Range	$5.50-$6.50
Offering Size	$36.0 million
Overallotment Option	900,000 (100% Primary)
Insider Purchases	Lin Bioscience International Ltd., our principal shareholder, has indicated an interest to purchase up to $15.0 million of ADSs in this offering
Post Offering Fully Diluted Shares Outstanding	24,095,317 or 24,995,317 (with overallotment)
Use of Proceeds	68.2% dry AMD clinical trials, 29.3% general corporate purposes, and 2.5% STGD1 clinical trials
Lead Book-Runner	The Benchmark Company

BELITE BIO / 3

BELITE BIO / 4 • Targeting an unmet market for macular degeneration; • Significant support from our controlling shareholder Lin BioScience International Ltd.: • Indicated an interest for up to US$15.0 million of the offering; • Wholly - owned subsidiary of Lin BioScience , Inc., which is publicly traded on Taipei stock exchange (stock code: 6696.TW) with an approximately US$600 million market cap; • Lead asset is a result of significant clinical development work to - date. Key Investment Highlights

Leadership

Management



Tom Lin, MMED, PhD, MBA
(Chairman, CEO)

- 10 years of executive management role in biotech, including 2 IPO
- Over 10 new drug developments in multiple therapeutic areas, including Ophthalmology, CNS, Cardiovascular, Oncology, Immuno-Oncology, Immunotherapies, Immunosuppressants
- University of Sydney, University of Melbourne, Harvard Medical School, Columbia University, London Business School, HK University



Nathan Mata, PhD
(CSO)

- 15+ years of ophthalmic drug development experience across numerous indications including 2 NDAs for topical therapeutics (Durezol® and Zirgan®)
- Led the clinical development efforts for first RBP antagonist in advanced dry AMD and first visual cycle modulator in advanced dry AMD and STGD
- Introduced the industry's first Stargardt's ABCA4 knockout mice model
- University of Texas



Jane Chiu, MS
(VP, Clinical Operations)

- 25 years clinical operations experience in multiple therapeutical area
- 15+ years as President/Managing Director of multinational CRO, conducting over 100 studies
- 10+ years of clinical operations experience in global pharma (Astellas, Bayer, Pfizer)
- Warwick University



H.Y. Chuang, CFA, MBA, FRM
(CFO)

- 11 years of capital market experience, closed more than US$32 billion transactions
- Wanda, Suning, CITIC Securities
- Columbia University, London Business School, HK University

BELITE BIO / 5

BELITE BIO / 6 • Belite Bio’s lead asset LBS - 008 is a novel , orally administered, Retinol Binding Protein 4 (“RBP4”) antagonist intended to slow or halt progression of vision loss in Stargardt disease (STGD1) and dry AMD. A Phase 3 trial has been initiated in adolescent STGD1 patients and a Phase 2/3 trial in dry AMD is planned in 2022. • Granted Rare Pediatric Disease in US / Orphan Drug Disease designation in US and EU. • Priority Review Voucher (PRV) eligible, vouchers have sold for $ 80 M - $ 125 M . • Currently no approved treatments for either STGD1 or dry AMD, significant market opportunity to become Standard of Care . Oral treatment for an unmet market Development of lead asset Belite Bio Opportunity • Ongoing 2 - year Phase 2 trial ( 6 months of reported interim safety data and preliminary efficacy data) in STGD 1 . Goal is to halt or slow disease progression in early - onset patients . • Established human proof - of - concept data from a 2 - year, Phase 2 trial of fenretinide (a retinoid - based RBP 4 antagonist) in advanced dry AMD . • Clinical development approach endorsed by US NIH , specifically to treat dry AMD . • UK NIHR’s 2018 systematic review of >7,000 publications recommends RBP4 antagonists as a priority for clinical development to treat both STGD1 and dry AMD . • Highly experienced senior management team supported by world - renowned advisory board and influential key opinion leaders with decades of clinical development experience.

Board of Directors

Board



Tom Lin, MMED, PhD, MBA
(Chairman, CEO)



John M. Longo, PhD
(Independent Director)

- Prof. of Rutgers Business School
- Chief Investment officer of Beacon Trust



Gary C. Biddle, PhD, CPA
(Independent Director)

- Prof. of University of Melbourne
- INED of Kingdee Software, Shui On Land Limited, Real Pet Food Company.



Ita Lu
(Independent Director)

- Managing partner of Taiwania Capital



H.Y. Chuang, CFA, MBA, FRM
(CFO)



Yvonne Chen
(Affiliated Director)

- COO of Lin Bio, our ultimate controlling shareholder



Serena Chen
(Affiliated Director)

- Associate finance director of Lin Bio, our ultimate controlling shareholder

Clinical Advisory Board



Dr. Frank Holz

- Chairman of Ophthalmology, University of Bonn



Dr. Michel Michaelides

- Ophthalmologist at Moorfields Eye Hospital
- Prof. of Ophthalmology, Univ. College London



Dr. Quan Nguyen

- Prof. of Ophthalmology, Stanford University



Dr. Hendrik P.N. Scholl

- Prof. and Chairman of the Dept. of Ophthalmology, Univ. of Basel
- Co-Director of the Institute of Molecular and Clinical Ophthalmology in Basel



Dr. Robyn Guymer

- Prof. of Ophthalmology, University of Melbourne
- Deputy Director of the Centre for Eye Research Australia

BELITE BIO / 7

LBS 008

- DISCOVERY
- PRE-CLINICAL
- PHASE I
- PHASE II
- **PHASE III**
- MARKET



BRING LIGHT TO INCURABLE BLINDESS

For Dry Age-Related Macular Degeneration & Stargardt Disease

KEY OPPORTUNITY

Zero Approved Treatments

FDA RPD, ODD

designations for Stargardt (US & EU)

Columbia University

NIH Blueprint

"a promising first-in-class oral medication intended to slow or halt the progression of dry AMD"

Reference:
https://www.ninds.nih.gov/About-NINDS/Impact/Translational-Research-Success-Stories

Dry AMD MARKET

11M

dry AMD patients in the US (90% AMD are dry AMD)

$255B

estimated global direct healthcare cost of dry AMD

STGD1 MARKET

1 in 10,000

inherited juvenile onset macular degeneration

30,000

STGD1 patients in the US

Reference: Globaldata, Lancet, Orphanet, STEM CELLS Translational Medicine

BELITE BIO / 8

LBS 008

Clear Clinical Development Pathway

Reduction in Lesion Growth Rate as Measured by Retinal Imaging is an FDA Accepted Primary Endpoint in STGD1 and dry AMD

completed
- Phase 1

ongoing
- Phase 1b/2 Adolescent STGD
- Phase 3 Adolescent STGD

planned
- Phase 2/3 Dry AMD
- STGD NDA PRV
- Dry AMD NDA

- ≥

BELITE BIO / 9

LBS 008 BELITE BIO / 10 Reference: www.rarediseases.info.nih.gov/diseases/181/stargardt - disease www.ncbi.ie/supporting - you/everyday - living/eye - conditions/age - related - macular - degeneration - amd/ Stargardt Disease (STGD1) • The most common inherited retinal dystrophy (blurring or loss of central vision) in both adults and children • Caused by a dysfunctional retina - specific gene (ABCA4) which causes massive accumulation of toxic vitamin A byproducts (‘bisretinoids’) in the retina leading to retinal cell death and progressive loss of central vision • Fluorescent properties of bisretinoids and the development of retinal imaging help ophthalmologists identify and monitor disease progression Dry AMD • Shares a similar pathophysiology with STGD1 and is a leading cause of central vision loss in people over 50 Macular degeneration causes blurred or loss of central vision A cytotoxic compound known as A2E is the most abundant bisretinoid identified in the retinas from patients with STGD1 and Dry AMD; A2E has been shown to kill retinal tissue. Overview of Stargardt Disease & Dry AMD

LBS
008

Similar Pathophysiology in STGD1 & Dry AMD

- **STGD1 and dry AMD share a similar pathophysiology** characterized by excessive accumulation of cytotoxic bisretinoids, retinal cell death, and loss of vision
- **Vision loss occurs slowly**, despite peripheral expansion of 'dead retina', until the disease reaches the center of the eye (the macula)
- **Slowing the spread of 'dead retina'** is the intended **effect of LBS-008 treatment**

STGD1: LATE-ONSET (61-YEAR OLD FEMALE)



Baseline:	+12 Months:	+24 Months:	+36 Months:	+57 Months:
0.1 LogMAR	0.1 LogMAR	0.0 LogMAR	0.1 LogMAR	0.5 LogMAR

Dry AMD: ADVANCED (73-YEAR OLD FEMALE)



BL:	+12 Mo:	+ 24 Mo:	+ 36 Mo:	+55 Mo:
0.2 LogMAR	0.2 LogMAR	0.3 LogMAR	0.4 LogMAR	0.6 LogMAR

Reference: Lindner et al. Differential Disease Progression in Atrophic Age-Related Macular Degeneration and Late-Onset Stargardt Disease. Invest Ophthalmol Vis Sci. 2017;58(2):1001-1007.

BELITE BIO / 11

LBS 008

Proof of Concept in a STGD1 Mouse Model: Preservation of the Retina

Data Summary

- Like STGD1 patients, STGD1 mice harbor a mutated ABCA4 gene and protein and show pronounced accumulation of bisretinoids and retinal degeneration (reduced thickness of the retina, red symbols)
- Daily oral administration of LBS-008 prevents degeneration of the retina (blue symbols)
- Biochemical data show a statistically significant reduction in A2E levels (not shown)

Beneficial Features of LBS-008

- Orally administered
- Non-retinoid
- Preserves retinal tissue in STGD1 model
- Reduces levels of toxic bisretinoids that have been implicated in progression of STGD1 and advanced dry AMD
- Effects reversible upon drug cessation



Control
LBS-008 treated mice
Untreated mice
70
60
50
40
30
20
10
0
ONL Thickness (µm)
-2.4
-2.0
-1.6
-1.2
-0.8
-0.4
0
0.4
0.8
1.2
1.6
2.0
2.4
Distance from ONH (µm)

Abbreviations: ONH, optic nerve head (center of the retina); ONL, outer nuclear layer (photoreceptor cells).

BELITE BIO / 12

LBS 008

Development Pathway: Proof-of-Concept from Phase 2 Fenretinide Study in Advanced Dry AMD

- **Fenretinide is a** synthetic derivative of vitamin A (retinol). Fenretinide is able to **compete with retinol for binding to RBP4 and reduce delivery of retinol to the eye.**
- Fenretinide was used in a **2-year, Phase 2, Proof-of-Concept trial** to determine whether reduction of circulating RBP4-retinol would be effective in the treatment of advanced dry AMD (Geographic Atrophy).
- **Results:** patients who achieved a ≥ **70% reduction of RBP4 from baseline**, showed a statistically significant slowing of lesion growth.

LBS-008 overcomes the limited bioavailability and lower potency of fenretinide.

Reference: Mata et al. Investigation of oral fenretinide for treatment of geographic atrophy in age-related macular degeneration. Retina. 2013 Mar;33(3):498-507.

BELITE BIO / 13

BELITE BIO / 14 Clinical Data

LBS 008 BELITE BIO / 15 0 10 20 30 40 50 60 70 80 90 100 110 1.0 2.0 3.0 4.0 5.0 6.0 6 Patients 11 Patients Day 1 Day 8 Day 15 Day 22 Day 28 14 days post treatment Dosing Period 70% Reduction RBP4 (%) Phase 1b Daily Dosing in Adolescent STGD1: Mean change of RBP4 (%)

LBS 008 BELITE BIO / 16 Adverse Events Severity Relationship to Drug Frequency (#patients) % Recovered % On - going Xanthopsia Mild Definitely Related 7/11 7/7 (100%) 0/7 Delayed Dark Adaptation (DDA) Mild Definitely Related 7 /11 7/7 (100%) 0/7 Night Vision Impairment Mild Definitely Related 1 /11 7/7 (100%) 0/1 Phase 1b: Summary of Related Adverse Events

LBS 008 BELITE BIO / 17 Adverse Events Severity Relationship to Drug Frequency (#patients) % Recovered % On - going Xanthopsia Mild Definitely Related 6/13 3/6 (50%) 3/6 (50%) Delayed Dark Adaptation Mild Definitely Related 8 /13 1/8 (12.5%) 7/8 (87.5%) Night Vision Impairment Mild Definitely Related 1 /13 0/1 1/1 (100%) Increasing error score on FM100 Mild Probably Related 1 /13 0/1 1/1 (100%) Interim Phase 2 Results: Summary of Related Adverse Events

LBS 008 BELITE BIO / 18 DDAF, or lesion (“dead retina”) in STGD1 patient as measured by retinal imaging. This is the area where retinal cells and vision are lost. 12 of 13 subjects showed no lesion growth 1 of 13 subjects had lesion growth of 0.3 mm² in both eyes Interim Phase 2 Data: Change in DDAF in Adolescent STGD1 Subjects 7.7% 92.3%

LBS 008 BELITE BIO / 19 Interim Phase 2 Data: Change in QDAF in Adolescent STGD1 Subjects Areas of QDAF progressively evolve into ‘dead retina’. 8 of 13 STGD1 patients showed a reduction or no change in QDAF 3/13 in one eye 5/13 in both eyes 5/13 Distribution of Change in QDAF 23.0% 38.5% 38.5% - Reduction or no change in 1 eye - Reduction or no change in both eyes - Increase in both eyes

LBS 008 BELITE BIO / 20 Interim Phase 2 Results: Change of Vision in Adolescent STGD1 Subjects 6/13 in one eye 2/13 in both eyes 5/13 Best - Corrected Visual Acuity (BCVA) Test Provides letter score for each eye Change in BCVA BCVA gain in 8 of 13 Subjects (61.5%) 46.1% 15.4% 38.5% - Letter gain in 1 eye - Letter gain in both eyes - Letter decrease

BELITE BIO / 21 Shares* % Lin Bioscience International Ltd.** 16,428,597 59.0% Management Team 5,165,310 18.6% Pre - Offering Investors 2,732,638 9.8% Other Investors in the Offering 3,500,000 12.6% Totals*** 27,826,545 100.00% Capital Structure and Use of Proceeds * Each ADS represents 1 Ordinary Share. Shares represents the sum of total number of ordinary shares owned by each group after the completion of this offering and the outstanding options granted under the Company's existing ESOP plans. ** Including its $15mn subscription in the IPO. *** Represents the sum of 1) 18,095,317 ordinary shares outstanding immediately prior to the offering; 2) 6,000,000 ADSs outstanding immediately after this offering and 3) 3,731,228 shares to be issued upon exercise of outstanding options. Primary Purpose Estimated Amount (in USD millions) % Dry AMD clinical trials $22.0 68.2% General corporate purposes $9.4 29.3% STGD1 clinical trials $0.8 2.5% Totals $32.2 100.0%

BELITE BIO / 22 • LBS - 008 is a novel oral treatment intended to slow or halt disease progression in both dry AMD and STGD1. • Clear Clinical Pathway: • LBS - 008 continues to be well - tolerated. • Ongoing 2 - year Phase 2 trial (6 months of reported interim safety data and preliminary efficacy data) in STGD1. • A Phase 3 trial has been initiated in adolescent STGD1 patients. • Unmet Market: • No approved treatments for STGD1 and dry AMD . • Dry AMD afflict 11 million patients in the US and 196 million patients worldwide. • Without treatment, the continual increase in the size of the elderly population will worsen the impact of this disease. Investment Highlights

Tom Lin , CEO Email / tomlin@belitebio.com Thank you

BELITE BIO / 24 Appendix

LBS
008

Disease Progression in STGD1

ProgStar Case Study: Retinal Imaging at First Observation and 22 months later





- **First Observation (left)**: Black (DDAF) / gray (QDAF) areas show dead/dying retinal tissue due to increased accumulation of A2E and related bisretinoids.
- **Observation at 22 months (right):** Dead retinal tissue (DDAF) expands and appears in areas which were previously dying retinal tissue (QDAF).

BELITE BIO / 25

LBS 008

Normal Processing of Vitamin A in the Visual Cycle



Enzymes
Visual Pigment
Retinoids
Visual Chromophore
PHOTORECEPTORS (PR)
RETINAL PIGMENT EPITHELIUM (RPE)
BLOODSTREAM
Rhodopsin
11c-Ral
at-Ral
ABCA4
at-RDH
11c-RDH
11c-Rol
RPE65
at-RE
LRAT
at-Rol
RBP Receptor
RBP4
at-Rol
TTR

BELITE BIO / 26

LBS 008

Toxic Vitamin A Byproducts Accumulate in Patients with STGD1



LBS-008 Induced Down-Regulation
Enzymes
Visual Pigment
Retinoids
Visual Chromophore
PHOTORECEPTORS (PR)
RETINAL PIGMENT EPITHELIUM (RPE)
BLOODSTREAM
Rhodopsin
11c-Ral
A2E
at-Ral
11c-RDH
ABCA4
at-RDH
Mutation of ABCA4 causes accumulation of vitamin A aldehydes (Ral) which are precursors for biosynthesis of cytotoxic A2E
STARGARDT
Gene mutation causes loss of **ABCA4 transporter** function
11c-Rol
RPE65
at-RE
LRAT
at-Rol
RBP Receptor
RBP4
at-Rol
TTR

BELITE BIO / 27

LBS
008

LBS-008 Mechanism of Action

Because bisretinoids are derived from vitamin A (retinol), reducing the delivery of retinol to the eye is expected to reduce bisretinoid levels in the eye leading to preservation of the retina.


LBS-008 Induced Down-Regulation
Enzymes
Visual Pigment
Retinoids
Visual Chromophore
PHOTORECEPTORS (PR)
RETINAL PIGMENT EPITHELIUM (RPE)
BLOODSTREAM
Rhodopsin
11c-Ral
A2E
at-Ral
STARGARDT
Gene mutation causes loss of **ABCA4 transporter** function
ABCA4
11c-RDH
at-RDH
Mutation of ABCA4 causes accumulation of vitamin A aldehydes (Ral) which are precursors for biosynthesis of cytotoxic A2E
11c-Rol
RPE65
at-RE
LRAT
at-Rol
RBP Receptor
LBS-008
RBP4-retinol
RBP4
at-Rol
TTR
LBS-008 inhibits complexation of TTR with RBP4-retinol resulting in **reduced delivery of retinol to the eye**

BELITE BIO / 28

LBS 008

RBP4 Reduction Reduces A2E Accumulation by 80%

Effect of LBS-008 on biomarkers in a STGD1 mouse model (ABCA4-/-/RDH8-/-)

- Daily dosing at approx. 25mg/kg of LBS-008 for 12 weeks.
- A mean RBP4 reduction of ~90% in LBS-008 treated mice led to an ~80% reduction in A2E compared to untreated ABCA4$^{-/-}$/RDH8$^{-/-}$ double knockout (DKO) mice.



Serum RBP4, ug/ml
0
10
20
30
40
50
60
70
80
Pre-dose
12 weeks
C57BL/6J, Untreated
DKO, Untreated
DKO, LBS-008 treated
A2E concentration, pmol/eye
0
10
20
30
Control
DKO untreated
DKO LBS-008 treated

BELITE BIO / 29

LBS 008

RBP4 Reduction Preserves Photoreceptor Cells

Effect of LBS-008 on retinal pathology in a STGD1 mouse model (ABCA4-/-/RDH8-/-)

- **Outer Nuclear Layer (ONL)** thickness was significantly decreased in untreated ABCA4$^{-/-}$/RDH8$^{-/-}$ mice, compared to mice treated with LBS-008
- **Macular degeneration in dry AMD STGD1** is associated with **thinning of the ONL which indicates loss of photoreceptor cells**


100 um
NFL/GCL
IPL
INL
OPL
ONL
PR
Optic Nerve
(a)


Control
DKO Control
DKO Treated
70
60
50
40
30
20
10
0
ONL Thickness (µm)
-2.4
-2.0
-1.6
-1.2
-0.8
-0.4
0
0.4
0.8
1.2
1.6
2.0
2.4
Distance from ONH (µm)

BELITE BIO / 30

LBS 008 BELITE BIO / 31 - 10 20 30 40 50 60 70 80 90 100 110 120 130 0 4 8 12 16 20 24 28 RBP4 (%) Days 70% Reduction Dosing Period 14 Phase 1 Daily Dosing in Healthy Adults: Mean change of RBP4 (exclude PBO)